EXHIBIT (a)(17)
                                                                 ---------------



                 BERKSHIRE INCOME REALTY AMENDS EXCHANGE OFFERS
                           AND EXTENDS EXPIRATION DATE

                  BOSTON, MASSACHUSETTS - - March 24, 2003 - - Berkshire Income Realty, Inc. today announced that it has amended the terms of its exchange offers and is now seeking up to 4,708,974 interests in Krupp Government Income Trust (GIT), up to 5,742,802 interests in Krupp Government Income Trust II (GIT
II), up to 3,501,460 interests in Krupp Insured Mortgage Limited Partnership
(KIM), up to 2,766,307 interests in Krupp Insured Plus Limited Partnership
(KIP), up to 3,370,614 interests in Krupp Insured Plus II Limited Partnership (KIP II) and up to 3,452,096 interests in Krupp Insured Plus III Limited Partnership (KIP III). These changes to the offers are being made because Berkshire Income Realty has received or expects to receive tenders of interests that are in excess of the number of interests it had been seeking in three of its six exchange offers. In connection with these changes, the Company also announced that the expiration date for its exchange offers has been extended to 5:00 p.m., New York City time, on April 2, 2003. The Company does not expect to further extend the expiration date. Except as described above, the terms and conditions of the exchange offers as set forth in the prospectus relating to Berkshire Income Realty's 9% Series A Cumulative Redeemable Preferred Stock remain in effect.

                  As of the close of business on March 13, 2003, Berkshire Income Realty had received tenders of approximately 3,841,766 interests in GIT, 4,726,262 interests in GIT II, 2,971,587 interests in KIM, 2,401,791 interests in KIP, 2,990,570 interests in KIP II and 2,871,897 interests in KIP III. As of such date, sufficient interests had been tendered so that more than 1,000,000 shares of Berkshire Income Realty's 9% Series A

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Preferred Stock would be issued in exchange for mortgage fund interests, thereby satisfying, as of such date, the minimum tender condition referred to in the prospectus relating to the exchange offers. This press release does not constitute an offer to sell or the solicitation of an offer to buy the preferred stock, nor will there be any sale of the preferred stock in any state where the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

                  This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, about Berkshire Income Realty, Inc. and the mortgage funds, including statements containing words such as "expects," "believes" or "will," which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release and forward-looking statements that are subject to certain risks and uncertainties could cause actual results, performance or achievements to differ materially. These factors include, among other things, the exercise of withdrawal rights by tendering interestholders; federal, state or local regulations; the inability to meet financial obligations on additional loans; pre-payments of mortgages; operating results at properties underlying mortgages; uninsured losses and potential conflicts of interest between the company and its affiliates and advisors. Additional risks are discussed in Berkshire Income Realty, Inc.'s registration statement on Form S-11 relating to the transactions and in the mortgage funds' filings with the Securities and Exchange Commission.

                  Berkshire Income Realty, Inc. has filed a registration statement on Form S-11 with the SEC in connection with the transaction. Current and future holders of interests in the mortgage funds are urged to read the following documents filed by Berkshire Income Realty, Inc. in connection with the transaction described above: the prospectus relating to the exchange offers, the registration statement on Form S-11 and the Schedule TOs containing or incorporating by reference such documents and other information. Such documents contain important information about the transaction and related matters. Investors should read the documents filed with the SEC carefully before making any decision in connection with the transaction.

                  In addition to the prospectus relating to the exchange offers, registration statement and Schedule TOs filed by Berkshire Income Realty, Inc., the mortgage funds file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Berkshire Income Realty, Inc. or the mortgage funds at the SEC Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The filings by Berkshire Income Realty, Inc. and the mortgage funds with the SEC are also available to the public from commercial document-retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Free copies of the exchange offer materials and these other

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documents may also be obtained from Berkshire Income Realty, Inc. by directing a request by mail to Berkshire Income Realty, Inc., One Beacon Street, Suite 1500, Boston, Massachusetts 02108, Attention: Investor Communications, Telephone:
1-866-33-KRUPP or 1-866-305-7877.

CONTACT INFORMATION:

Berkshire Income Realty, Inc.
One Beacon Street, Suite 1500
Boston, Massachusetts  02108
Attention:        Phil Darby
Telephone:        1-617-574-8374
E-mail:           phil.darby@berkshire-group.com
Facsimile:        1-617-423-8919